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                                                                     EXHIBIT 5.1

                                        December 31, 1997

AFP Imaging Corporation
250 Clearbrook Road
Elmsford, New York 10523

          Re: Registration Statement on Form S-8 Relating to 1,650,000 Shares of Common Stock, Par Value $. 01 Per Share, of AFP Imaging Corporation Issuable Under the 1992 Employee Stock Option Plan, the 1995 Stock Option Plan or a Certain Stock Option Agreement

Gentlemen:

     We are counsel to AFP Imaging Corporation, a New York corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-8 (the "Registration Statement") relating to 1,650,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), issuable upon the exercise of options granted, as well as stock options to be granted, pursuant to the Company's 1992 Employee Stock Option Plan (the "1992 Plan"), the Company's 1995 Stock Option Plan (the "1995 Plan") or the Stock Option Agreement dated September 19, 1997 between the Company and Robert L. Rosen (the "Consultant's Plan") (the 1992 Plan, the 1995 Plan and the Consultant's Plan hereafter referred to as "the Plans").

     We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Plans, resolutions of the Board of Directors of the Company relating to the adoption of and amendments to the Plans and the proposed registration and issuance of the Shares and such other corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of any options duly granted pursuant to the terms of the Plans have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Plans and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to this firm under the heading "Interests of Named Experts and Counsel." In

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giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

     This firm owns 25,000 shares of Common Stock (the "SBK Shares"). In addition, Jack Becker, a member of this firm and director of the Company, baneficially owns, directly and indirectly, an aggregate of 41,022 shares of Common Stock, including the SBK Shares.

                                        Very truly yours,

                                        /s/ Snow Becker Krauss P.C.

                                        SNOW BECKER KRAUSS P.C.